EXHIBIT A

                       INDEX TO FINANCIAL STATEMENTS

                                                                      Page
BUHL INDUSTRIES, INC. AND SUBSIDIARY

  Independent Accountants' Report ..................................   2

  Consolidated Balance Sheets - May 31, 2001 and 2000 ..............   3

  Consolidated Statements of Operations for the years ended
  May 31, 2001, 2000 and 1999 ......................................   4

  Consolidated Statements of Stockholders Deficiency for the
  years ended May 31, 2001, 2000 and 1999 ..........................   5

  Consolidated Statements of Cash Flows for the years ended
  May 31, 2001, 2000 and 1999 ......................................   6

  Notes to Consolidated Financial Statements .......................  7-13

ADPADS INCORPORATED AND SUBSIDIARY

  Independent Auditors' Report .....................................  14

  Independent Auditors' Report .....................................  15

  Consolidated Balance Sheets - March 31, 2002 and December 31,
  2001 and 2000 ....................................................  16-17

  Consolidated Statements of Operations - three months ended
  March 31, 2002 (unaudited) and 2001, and years ended
  December 31, 2001 and 2000 .......................................  18

  Consolidated Statements of Stockholders' Equity (Deficiency) .....  19

  Consolidated Statements of Cash Flows - three months ended
  March 31, 2002 and 2001, and years ended December 31, 2001 and 2000 .........................................................  20-21

  Notes to Consolidated Financial Statements .......................  22-33

  Management's Discussion and Analysis or Plan of Operations -
  December 31, 2001 ................................................  34-36

  Management's Discussion and Analysis or Plan of Operations -
  March 31, 2002 ...................................................  37-39

INTRODUCTION TO UNAUDITED PRO FORMA COMBINED AND CONDENSED
FINANCIAL DATA .....................................................  40

  Unaudited Pro Forma Combined Statement of Operations .............  41

  Unaudited Pro Forma Combined State of Operations (Historical) ....  42

  Notes to the Unaudited Pro Forma Combined Statements of
  Operations .......................................................  43

                      INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors and Stockholders of Buhl Industries, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Buhl Industries, Inc. and Subsidiary as of May 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the three years in the period ended May 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Buhl Industries, Inc. and Subsidiary as of May 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ AMPER, POLITZINER & MATTIA P.A.

March 28, 2002
Edison, New Jersey

                      BUHL INDUSTRIES, INC. AND SUBSIDIARY
                          Consolidated Balance Sheets
                                    May 31,

                                    Assets

                                                     2001           2000
                                                  ----------     ----------
Current assets
  Cash and cash equivalents                       $   31,156     $    8,864
  Accounts receivable, trade-net of allowance
   for doubtful accounts of $4,000 and $5,000        440,692        605,072
  Accounts receivable - related party                  3,116         15,945
  Inventory                                          688,722        850,054
  Other current assets                                49,361         83,105
                                                  ----------     ----------
                                                   1,213,047      1,563,040
Property and equipment, less accumulated
  depreciation                                       369,637        477,570

Other assets
  Patent, less accumulated amortization of
   $24,000 and $16,000                               112,544        120,584
  Other assets                                        73,874        103,761
                                                  ----------     ----------
                                                  $1,769,102     $2,264,955
                                                  ==========     ==========

                      Liabilities and Stockholders' Deficiency

Current liabilities
  Line of credit                                  $  717,448     $  789,755
  Notes payable, current maturities                  428,865        271,507
  Accounts payable and accrued expenses              881,082        785,495
  Accounts payable-related party                     337,629         30,707
                                                  ----------     ----------
                                                   2,365,024      1,877,464
Long term debt, net of current maturities                864        305,812

Stockholders' loans payable                          272,483        237,915

Stockholders' deficiency
  Preferred stock, $1.00 par value, 9% non-
   cumulative, 1,000 shares authorized, 190
   shares issued                                     190,000        190,000
  Common stock, no par value, 1,000 shares
   authorized, 380 shares issued and outstanding     380,000        380,000
  Additional paid-in capital                       2,425,000      2,255,000
  Accumulated deficit                             (3,408,800)    (2,600,767)
  Less treasury stock, at cost 190 and 115
   shares of preferred stock)                       (455,469)      (380,469)
                                                  ----------     ----------
                                                    (869,269)      (156,236)
                                                  ----------     ----------
                                                  $1,769,102     $2,264,955
                                                  ==========     ==========

See accompanying notes to consolidated financial statements.

                      BUHL INDUSTRIES, INC. AND SUBSIDIARY
                      Consolidated Statements of Operations
                           For the Years Ended May 31,

                                        2001           2000         1999
                                     ----------    -----------   -----------
Net sales (including $213,000,
 $120,000 and $-0- from related
 party)                              $4,889,732    $ 5,306,422   $ 6,042,115

Cost of goods sold (including
 $807,000, $122,000 and $-0-
 from related party)                  4,343,358      4,738,872     5,426,120
                                     ----------    -----------   -----------
Gross profit                            546,374        567,550       615,995
                                     ----------    -----------   -----------

Other expenses
 Selling                                444,609        559,123       464,244
 General and administrative             561,659        696,162       542,855
 Research and development               104,908        104,981       610,033
                                     ----------    -----------   -----------
                                      1,111,176      1,360,266     1,617,132
                                     ----------    -----------   -----------
Loss from operations                   (564,802)      (792,716)   (1,001,137)

Interest expense and bank charges      (239,181)      (282,653)     (299,248)
                                     ----------    -----------   -----------
Loss before income taxes               (803,983)    (1,075,369)   (1,300,385)

Income tax benefit                            -              -       416,655
                                     ----------    -----------   -----------
Net loss                             $ (803,983)   $(1,075,369)  $  (883,730)
                                     ==========    ===========   ===========






















See accompanying notes to consolidated financial statements.

                      BUHL INDUSTRIES, INC. AND SUBSIDIARY
               Consolidated Statements of Stockholders  Deficiency
                  For the Years Ended May 31, 2001, 2000 and 1999


                 Number            Number             Additional                 Number                   Total
                   of                of                Paid-in     Accumulated     of      Treasury    Stockholders'
                 Shares   Amount   Shares    Amount    Capital       Deficit     Shares     Stock       Deficiency
                 ------  --------  ------   --------  ----------   -----------   ------   ----------   -------------
Balance at
June 1, 1998        380  $380,000     190   $190,000   $       -    $ (641,668)     115    $(380,469)  $    (452,137)

Net loss              -         -       -          -           -      (883,730)       -            -        (883,730)
                 ------  --------  ------   --------  ----------   -----------   ------   ----------   -------------
Balance at
June 1, 1999        380   380,000     190    190,000           -    (1,525,398)     115     (380,469)     (1,335,867)

Net loss              -         -       -          -           -    (1,075,369)       -            -      (1,075,369)

Capital
contribution          -         -       -          -   2,255,000             -        -            -       2,255,000
                 ------  --------  ------   --------  ----------   -----------   ------   ----------   -------------
Balance at
May 31, 2000        380   380,000     190    190,000   2,255,000    (2,600,767)     115     (380,469)       (156,236)

Net loss              -         -       -          -           -      (803,983)       -            -        (803,983)

Dividends             -         -       -          -           -        (4,050)       -            -          (4,050)

Purchase of
treasury stock        -         -       -          -           -             -       75      (75,000)        (75,000)

Capital
contribution          -         -       -          -     170,000             -        -            -         170,000
                 ------  --------  ------   --------  ----------   -----------   ------   ----------   -------------

Balance at
May 31, 2001        380  $380,000     190   $190,000  $2,425,000   $(3,408,800)     190   $ (455,469)  $    (869,269)
                 ======  ========  ======   ========  ==========   ===========   ======   ==========   =============






















See accompanying notes to consolidated financial statements.

                     BUHL INDUSTRIES, INC. AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                          For the Years Ended May 31,

                                                    2001           2000         1999
                                                 ----------    -----------   -----------
Cash flows from operating activities
 Net loss                                        $ (803,983)   $(1,075,369)  $  (883,730)
 Adjustments to reconcile net loss to net
  cash provided by (used in) operating activities
   Depreciation and amortization                    142,716        168,212       202,820
   (Gain) loss on disposition of equipment          (26,292)       135,799             -
   (Increase) decrease in
    Accounts receivable - trade and related
     parties                                        177,209        192,440       263,446
    Inventory                                       161,332        267,940       428,576
    Other current assets                             33,744        (25,347)            -
    Other assets                                     37,833        (65,755)     (261,582)
   Increase (decrease) in
    Accounts payable and accrued expenses -
     trade and related parties                      402,509        (42,442)      153,895
                                                 ----------    -----------   -----------
Net cash provided by (used in) operating
 activities                                         125,068       (444,522)      (96,575)
                                                 ----------    -----------   -----------
Cash flows from investing activities
 Payments for purchase of property and equipment     (8,400)       (50,205)      (64,820)
                                                 ----------    -----------   -----------
Net cash provided by (used in) investing
 activities                                          (8,400)       (50,205)      (64,820)
                                                 ----------    -----------   -----------
Cash flows from financing activities
  Reduction in revolving line of credit             (72,307)             -             -
  Net proceeds from notes payable                         -         64,755       200,000
  Principal payments on long-term debt             (147,590)      (799,824)     (309,524)
  Proceeds from additional paid-in capital          170,000      1,173,958             -
  (Payments on) / proceeds from stockholders'
    loans                                           (44,479)             -       307,815
                                                 ----------    -----------   -----------
Net cash provided by (used in) financing
 activities                                         (94,376)       438,889       198,291
                                                 ----------    -----------   -----------
Net change in cash and cash equivalents              22,292        (55,838)       36,896

Cash and cash equivalents - beginning                 8,864         64,702        27,806
                                                 ----------    -----------   -----------
Cash and cash equivalents - ending               $   31,156    $     8,864   $    64,702
                                                 ==========    ===========   ===========

Supplemental disclosure of cash paid
 Interest                                        $  176,000    $   160,000   $   238,000
 Income taxes                                             -              -             -

See accompanying notes to consolidated financial statements.

                     BUHL INDUSTRIES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES OPERATIONS

Buhl Industries, Inc. and Subsidiary (the "Company") are manufacturers and distributors of two lines of business. One is overhead projectors and advanced optical products used in lighting studios, and the other is tungsten and metal halide lampholders. Their facility is located in Fairlawn, New Jersey. The overhead projector and lampholder businesses are about equal in size based on gross revenue. The optical products business is referred to as Buhlite and is a division of Buhl Industries, Inc. Credit is granted to substantially all customers, the majority of whom are Board of Educations located in the United States.

The Company has entered into an agreement with its European distributor to manufacture certain overhead projectors. The European distributor has entered into an agreement with Istra Vega of Slovania to manufacture the units (see
Note 8).

ORGANIZATION

The consolidated financial statements include the accounts of Buhl Industries, Inc. and its wholly owned Subsidiary, Buhl Electric, Inc. after elimination of all significant intercompany balances and transactions.

REVENUE RECOGNITION

The Company recognizes revenue when goods are shipped and title passes to the customer.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No., 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out basis) or market.

                     BUHL INDUSTRIES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES OPERATIONS (Continued)

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives as follows:

     Machinery and equipment     5 - 20 years
     Office equipment            5 -  7 years
     Furniture and fixtures      7 - 10 years
     Leasehold improvements     10 - 40 years or life
                                of lease, whichever is shorter

INCOME TAXES

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered.

PATENT

The cost of patent acquired is amortized on the straight-line basis over the remaining life of 17 years. Amortization expense charged to operations during the years ended May 31, 2001, 2000, and 1999 was $8,000 in each year. The Company evaluated the recoverability of its patent. Management believes that there is no impairment at this time.

LOAN ACQUISITION COSTS

Professional fees and other expenses associated with debt acquisition are amortized on the straight-line method over the three-year term of the note and are included in other assets. Amortization expense charged to operations during the year ended May 31, 2001, 2000, and 1999 was $30,000, $5,000, and
$0, respectively.

At May 31, 2001 and 2000, net loan acquisition costs of $60,000 and $90,000 are included in other assets.

RESEARCH AND DEVELOPMENT COSTS

The Company strongly believes that its future success depends on its ability to refine, adapt and enhance the technology developed for its low-energy lamp product line as well as develop new applications and products in its lamp socket business. Accordingly, the Company intends to continue to make investments in the development of new technologies, the commercialization of product enhancements that builds on the Company's existing technological base, and the refinement and development of additional applications for its products.

                     BUHL INDUSTRIES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements

NOTE  1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES OPERATIONS (Continued)

RESEARCH AND DEVELOPMENT COSTS (Continued)

The Company's research and development efforts are directed primarily in its low-energy lamp technology product line. The patented "Buhlite" is a low power, high efficiency system of light collection optics powered by ceramic metal Halide lamp technology. Significant efforts are being directed toward architectural improvements as well as enhancements in digital multiplexing
(DMX).

Over the course of the past five years the Company has invested more than $1,035,000 in its research, development and product enhancement efforts. Research and development activities, especially with respect to new products and technologies, are subject to significant risks, and there can be no assurance that any of the Company's efforts in these areas will be completed successfully.

Research and development costs are expensed as incurred.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. As amended by SFAS No. 138, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement did not have a material impact on the Company's financial position and results of operations.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized, but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived assets and for Long-Lived assets to be Disposed of" and also supercedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for segments of a business to be disposed of. Among its many provisions, SFAS No. 144 retains the fundamental requirements of both previous standards, however, it resolves significant implementation issues related to FASB Statement No. 121 and broadens the separate presentation of discontinued operations in the income statement required by APB Opinion No. 30 to include a component of an entity (rather than a segment of a business). The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 with early application encouraged. The Company does not believe, based on current circumstances, the effect of adoption of SFAS No. 144 will be material.

                     BUHL INDUSTRIES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements

NOTE 2 - INVENTORY
                                                       May 31,
                                                 2001           2000
                                              ----------     ----------

     Raw materials                            $  469,000     $  716,000
     Finished goods                              220,000        134,000
                                              ----------     ----------
                                              $  689,000     $  850,000
                                              ==========     ==========
NOTE 3 - PROPERTY AND EQUIPMENT

                                                       May 31,
                                                 2001           2000
                                              ----------     ----------

     Machinery and equipment                  $1,639,000     $1,699,000
     Office equipment                             94,000         94,000
     Furniture and fixtures                       41,000         41,000
     Leasehold improvements                       57,000         57,000
                                              ----------     ----------
                                               1,831,000      1,891,000
     Less accumulated depreciation             1,461,000      1,413,000
                                              ----------     ----------
     Property and equipment, net              $  370,000     $  478,000
                                              ==========     ==========

Depreciation expense for the years ended May 31, 2001, 2000, and 1999 was $105,000, $155,000, and $190,000, respectively.

NOTE 4 - LINE OF CREDIT

The Company entered into a three-year revolving line-of-credit agreement with a financing company in March 2000, which is collateralized by substantially all corporate assets and is personally guaranteed by several stockholders.
The revolving credit facility has an overall limitation of $2,775,000, not to exceed a defined combination of 75% of eligible accounts receivable plus 75% of the appraised orderly liquidation value of finished goods inventory and 75% of the appraised orderly liquidation value of machinery and equipment. Interest is charged at the prime rate plus 2.25% and is payable monthly. Additionally, the Company is required to pay an administration fee of $750 per month, and facility fees of 3/4 of 1% of the line of credit payable at the closing date; and 1/2 of 1% of the unused line of credit payable on each anniversary of the closing date thereafter.

The lender recategorized a portion of the line of credit as an equipment term loan. Details are included in the long-term debt footnote.

The bank's prime rate at May 31, 2001 was 7.0%.

The note agreements contain requirements for maintaining defined levels of net worth (as defined) and working capital. At May 31, 2001, the Company was not in compliance with these covenants. Under the terms of the agreement, the bank can require the Company to repay the debt on demand and the line of credit has been classified as a current liability.

                     BUHL INDUSTRIES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements

NOTE 5 - LONG-TERM DEBT

                                                       May 31,
                                                 2001           2000
                                              ----------     ----------
Note payable to a bank through December
2001, payable at $4,348 per month including
interest at 11% with the balance payable at
maturity.  The note is collateralized by
substantially all the assets of the
Company.                                      $  177,000     $  196,000

Note payable to a financing company through
May 2005, payable at $6,250 per month plus
interest at prime plus 2.25%.  The note is
collateralized by substantially all the
assets of the Company and personally
guaranteed by several stockholders. (1)          250,000        376,000

Capital lease payable to a financing company
through September 2002, payable at $216 per
month including interest at 13.5%, collater-
alized by specific equipment.                      3,000          5,000
                                              ----------     ----------
                                                 430,000        577,000
Less current maturities                          429,000        271,000
                                              ----------     ----------
Long-term debt, net of current maturities     $    1,000     $  306,000
                                              ==========     ==========
______________

(1) At May 31, 2001, the Company was not in compliance with debt covenants (see Note 4), and accordingly has classified approximately $250,000 of equipment loans as a current liability.
______________

The approximate aggregate amount of all long-term debt maturities for the years ending May 31, is as follows:

       2002           $254,000
       2003             75,000
       2004             75,000
       2005             25,000

                     BUHL INDUSTRIES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements

NOTE 6 - OPERATING LEASES

The Company has a five year lease for office and warehouse space expiring February, 2006. Monthly payments are $7,300. The Company is required to pay utilities and insurance relating to the leased facility. The Company leases certain equipment and vehicles under various operating leases expiring through September 2002.

The future minimum rental payments in excess of one year follow:

       2002           $ 95,000
       2003             89,000
       2004             88,000
       2005             88,000
       2006             65,000
                      --------
                      $425,000
                      ========

Rent expense for all operating leases for 2001, 2000, and 1999 was $185,000, $187,000, and $230,000, respectively.

NOTE 7 - INCOME TAXES

Deferred tax attributes resulting from differences between financial accounting amounts and tax bases of assets and liabilities at May 31, 2001 and 2000 are as follows:

Allowance for doubtful accounts             $     2,000      $     2,200
Valuation allowance                              (2,000)          (2,200)
                                            -----------      -----------
Net current deferred tax asset              $         -      $         -
                                            ===========      ===========

Noncurrent assets (liabilities)

Property and equipment                      $  (135,000)     $  (135,000)
Net operating loss carryforward               1,552,000        1,232,000
Deferred state tax liability                    (92,000)         (92,000)
                                            -----------      -----------
                                              1,325,000        1,005,000
Valuation allowance                          (1,325,000)      (1,005,000)
                                            -----------      -----------
Net noncurrent deferred tax asset           $         -      $         -
                                            ===========      ===========

As of May 31, 2001, the Company has available federal net operating loss carryforwards of approximately $2,750,000, which begin to expire in 2017. Available state net operating loss carryforwards of approximately $3,300,000 begin to expire in 2005.

Due to recent operating losses, management believes the deferred tax assets are not likely to be utilized and therefore have been offset entirely through a valuation allowance. The valuation allowance increased $320,000 and $583,000 as of May 31, 2001 and 2000 to $1,327,000 and $1,007,000,
respectively.

                     BUHL INDUSTRIES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements

NOTE 8 - RELATED PARTY TRANSACTIONS

A stockholder owns 10% of an entity engaged in the lampholder business in Europe.

NOTE 9 - PREFERRED STOCK

Preferred stock is non-voting. The Company purchased the remaining shares of preferred stock at par as of May 31, 2001. A corporate note was issued to all remaining preferred stockholders.

NOTE 10 - STOCKHOLDERS' LOAN PAYABLE

Notes payable to stockholders bear interest at 6.5% per annum, mature April 2005, and are subordinated to the financing company debt (see Note 5). Interest expense on the stockholders' loans payable was $14,000, $118,000, and $54,000, for 2001, 2000 and 1999.

NOTE 11 - NON CASH FINANCING ACTIVITIES

During the year ended May 31, 2001, the Company borrowed $79,050 from stockholders to purchase 75 shares of preferred stock for $75,000 and pay dividends. During the year ended May 31, 2000, the Company reclassed $1,081,000 of loans to stockholders to additional paid in capital as capital contributions.

NOTE 12 - SUBSEQUENT EVENT

On October 25, 2001, the shareholders of the Company tendered all of its outstanding shares of the Company common stock in exchange for 3,000,000 restricted shares of the .001 par value common stock of Blue Flying Fish, Inc. ("BFFI").

On December 6, 2001, the shareholders of BFFI tendered all of the outstanding common stock of BFFI to Adpads Incorporated ("APAD") in exchange for 4,783,333 authorized but unissued restricted shares of the Series A Convertible Preferred Stock of APAD and 18,800,000 authorized unissued restricted shares of common stock of APAD.

                         Independent Auditors' Report

To the Shareholders of
AdPads Incorporated and Subsidiary

     We have audited the accompanying consolidated balance sheets of AdPads Incorporated and Subsidiary as of December 31, 2001, and the related consolidated statements of operations, changes in shareholders' equity (deficiency) and cash flows for the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position at December 31, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                    /s/ Amper, Politziner & Mattia

May 1, 2002
Edison, New Jersey

                           INDEPENDENT AUDITORS' REPORT


To the Shareholders of
AdPads Incorporated

We have audited the accompanying balance sheet of AdPads Incorporated (A Development Stage Company) as of December 31, 2000, and the related statements of operations, changes in shareholders' equity (deficiency) and cash flows for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AdPads Incorporated (A Development Stage Company) at December 31, 2000, and the results of its operations and its cash flows for the year ended December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's financial position at December 31, 2000 and results of operations and cash flows to December 31, 2000 raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                  WISS & COMPANY, LLP

                                  /s/ Wiss & Company, LLP
Red Bank, New Jersey
March 23, 2001

                       ADPADS INCORPORATED AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                      March 31,         December 31,
                                        2002         2001        2000
                                     ----------    ----------   --------
                                     (Unaudited)
ASSETS

Current Assets:
   Cash                              $  392,086    $   26,962   $   -
   Accounts receivable - less
    allowance of $4,000, $4,000
    and $1,000 in 2002, 2001
    and 2000                            486,374       357,791      3,365
   Note receivable - related party      120,000          -          -
   Accounts receivable - related
    party                               132,507       106,418       -
   Inventories                          623,016       751,551      8,695
   Prepaid expenses and other
    current assets                       72,401        37,288       -
                                     ----------    ----------   --------
     Total Current Assets             1,826,384     1,280,010     12,060
                                     ----------    ----------   --------
Property, plant and equipment - net     793,381       813,563    114,625

Cash, restricted for collateral
 against line of credit agreement       100,000       100,000       -

Goodwill                              1,456,698     1,456,698       -

Intangible assets-net                   143,203       150,354       -

Investment                              250,000       250,000       -
                                     ----------    ----------   --------
     TOTAL ASSETS                    $4,569,666    $4,050,625   $126,685
                                     ==========    ==========   ========














See notes to consolidated financial statements

                       ADPADS INCORPORATED AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                          March 31,         December 31,
                                            2002         2001        2000
                                         ----------    ----------   --------
                                         (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIENCY)

Current Liabilities:
   Notes payable                         $  936,681    $  728,366   $   -
   Current portion of long term
    debt                                    185,626       208,188     15,273
   Accounts payable                         885,716     1,075,446     69,549
   Accrued expenses                         610,789       338,359     45,512
   Account payable - related party          748,532       748,532       -
   Stockholder loans' payable               262,476       302,432       -
   Deferred revenue                            -             -        26,288
                                         ----------    ----------   --------
     Total Current Liabilities            3,629,820     3,401,323    156,622
                                         ----------    ----------   --------
Stockholder loans payable-
 subordinated                               444,517       472,097    138,175
Long term debt                                 -             -        52,379
                                         ----------    ----------   --------
     Total Liabilities                    4,074,337     3,873,420    347,176
                                         ----------    ----------   --------
Commitments and Contingencies

Stockholders' Equity:
   Series A Convertible Preferred
    stock, no par value, authorized
    5,000,000 shares; 4,793,333
    outstanding in 2002 and 2001;
    liquidation preference of $47,933            48            48       -
   Series B Convertible Preferred
    stock, no par value, authorized
    125,000 shares; 125,000 outstanding
    in 2002 and 2001; liquidation
    preference of $1,000,000                250,000       250,000       -
   Series C Convertible Preferred
    stock, no par value authorized 5
    shares; 5 shares outstanding in 2002
    liquidation preference of $500,000      500,000          -          -
   Common stock, no par value authorized
    50,000,000; outstanding 49,291,474,
    49,291,474 and 24,591,474 shares,
    respectively                          1,068,198     1,068,198    382,198
   Additional paid-in-capital                26,381          -          -
   Accumulated deficit                   (1,349,298)   (1,141,041)  (602,689)
                                         ----------    ----------   --------
     Total Stockholders' Equity
     (Deficiency)                           495,329       177,205   (220,491)
                                         ----------    ----------   --------
     TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY (DEFICIENCY)                $4,569,666    $4,050,625   $126,685
                                         ==========    ==========   ========

See notes to consolidated financial statements.

                        ADPADS INCORPORATED AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                           Three Months Ended March 31,   Years Ended December 31,
                                               2002           2001          2001           2000
                                           -----------    -----------    -----------    ----------
                                           (Unaudited)    (Unaudited)
Net Sales                                  $ 1,316,753    $    26,031    $   516,457    $  126,605
                                           -----------    -----------    -----------    ----------

Costs and expenses:
   Cost of sales                               902,305         14,994        454,340        24,792
   Selling, general and administrative         578,021        119,060        573,785       594,071
                                           -----------    -----------    -----------    ----------
                                             1,480,326        134,054      1,028,125       618,863
                                           -----------    -----------    -----------    ----------
Loss from operations                          (163,573)      (108,023)      (511,668)     (492,258)
Other income                                     4,053           -            10,301          -
Interest expense                               (48,737)        (7,754)       (36,985)      (12,859)
                                           -----------    -----------    -----------    ----------
Net loss                                   $  (208,257)   $  (115,777)   $  (538,352)   $ (505,117)
                                           ===========    ===========    ===========    ==========

Loss per common share - basic and
 diluted                                   $      -       $      -       $     (0.02)   $    (0.02)
                                           ============   ===========    ===========    ==========

Weighted average number of common
 shares outstanding - basic and
 diluted                                    49,291,474     25,080,485     27,348,186    22,896,351
                                           ===========    ===========    ===========    ==========























See notes to consolidated financial statements.

                     ADPADS INCORPORATED AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                                                              Addi-
                                                          Series A          Series B          Series C        tional
                                   Common Stock           Preferred         Preferred         Preferred       Paid-In   Retained
                       Total    Shares      Amount     Shares    Amount  Shares   Amount    Shares   Amount   Capital   Earnings
                    ---------- ---------- ----------- ---------  ------  -------  --------  ------  --------  -------  -----------
Balance, January 1,
 2000               $ (22,068) 15,542,000 $   75,504             $-               $-                $-        $-       $   (97,572)

Sales of common
 stock                215,000   2,183,000    215,000
Issuance of common
 stock                      -   4,200,015          -
Issuance of common
 stock from acqui-
 sition              (150,000)    250,000   (150,000)
Exercise of
 warrants             180,000   2,200,000    180,000
Issuance of common
 stock for debt        10,800      60,000     10,800
Issuance of common
 stock for services    59,852     156,459     59,852
Other                  (8,958)                (8,958)
Net loss             (505,117)                                                                                            (505,117)
                    ---------- ---------- ----------- ---------  ------  -------  --------  ------  --------  -------  -----------
Balance, December 31,
 2000 (1)            (220,491) 24,591,474     382,198             -                -                 -         -          (602,689)

Issuance of common
 stock for services    40,000     500,000      40,000
Sale of common stock   50,000   1,000,000      50,000
Issuance of common
 stock for debt       220,000   4,400,000     220,000
Issuance of common
 stock for acquisi-
 tion                 376,048  18,800,000     376,000 4,793,333     48
Exchange of pre-
 ferred stock for
 investment           250,000                                            125,000   250,000
Net loss             (538,352)                                                                                            (538,352)
                    ---------- ---------- ----------- ---------  ------  -------  --------  ------  --------  -------  -----------
Balance, December 31,
 2001 (1)              177,205 49,291,474   1,068,198 4,793,333      48  125,000   250,000   -       -         -        (1,141,041)

Sale of preferred
 stock                 500,000                                                                   5   500,000   -
Settlement with
 shareholder debt       26,381                                                                                 26,381
Net loss              (208,257)                                                                                           (208,257)
                    ---------- ---------- ----------- ---------  ------  -------  --------  ------  --------  -------  -----------
Balance, March 31,
 2002 (2)           $  495,329 49,291,474 $ 1,068,198 4,793,333  $   48  125,000  $250,000       5  $500,000  $26,381  $(1,349,298)
                    ========== ========== =========== =========  ======  =======  ========  ======  ========  =======  ===========

(1)  Audited.
(2)  Unaudited.











See notes to consolidated financial statements.

                       ADPADS INCORPORATED AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                           Three Months Ended March 31,   Years Ended December 31,
                                               2002           2001          2001           2000
                                           -----------    -----------    -----------    ----------
                                           (Unaudited)    (Unaudited)
Cash flows from operating
 activities:
   Net (loss)                              $ (208,257)    $  (115,777)   $  (538,352)   $(505,117)
Adjustments to reconcile net
 loss to net cash flows from operating
 activities:
   Depreciation and amortization               30,225          11,538         52,542        50,527
   Provisions for losses on account
    receivable                                   -               -             3,000        22,232
   Gain on sale of fixed assets                  -               -             9,000          -
   Issuance of common stock for services         -             40,000         40,000        59,852
Changes in operating assets
 and liabilities (excluding effects
 of acquisition)
   Accounts receivable-trade and related
    party                                    (154,672)          2,060         98,239        23,171
   Inventories                                128,535             800         35,315          (328)
   Prepaid expenses and other current
    assets                                    (35,113)        (54,938)         2,772         3,056
   Accounts payable and accrued expenses       82,719          18,573        134,685        97,591
   Deferred revenue                              -             24,167        (26,288)      (37,055)
                                           -----------    -----------    -----------    ----------
     Net Cash (Used In) Operating
      Activities                              (156,563)       (73,577)      (189,087)     (286,071)
                                           -----------    -----------    -----------    ----------
Cash flows from investing activities:
   Purchase of property, plant
    and equipment                               (2,892)        (4,079)       (57,943)      (81,420)
   Issuance of note receivable to
    related party                             (120,000)          -              -             -
   Increase in restricted cash                    -              -           100,000          -
   Cash acquired                                  -              -            39,248          -
   Cost of acquired assets                        -              -              -         (150,000)
                                           -----------    -----------    -----------    ----------
     Net Cash Provided by (Used in)
      Investing Activities                    (122,892)        (4,079)        81,305      (231,420)
                                           ===========    ===========    ===========    ==========












See Notes to Consolidated Financial Statements.

                         ADPADS INCORPORATED AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)


                                           Three Months Ended March 31,   Years Ended December 31,
                                               2002           2001          2001           2000
                                           -----------    -----------    -----------    ----------
                                           (Unaudited)    (Unaudited)
Cash flows from financing
  activities:
   Proceeds from cash overdrafts                  -            (4,821)   $      -       $    1,385
   Repayments of stockholders loans            (41,174)          -              -             -
   Contributions from shareholders                -              -              -            8,594
   Distributions to shareholders                  -              -              -          (17,552)
   Proceeds from sale of preferred
    stock                                      500,000           -              -             -
   Proceeds from sale of stock and
    exercise of warrants                          -              -            50,000       395,000
   Loans from shareholders                        -            96,771        234,412       106,675
   Payments on long-term debt                  (64,247)        (3,061)      (149,668)      (13,347)
   Proceeds from long-term debt                250,000           -              -           36,736
                                           -----------    -----------    -----------    ----------
     Net Cash Provided by Financing
      Activities                               644,579         88,889        134,744       517,491
                                           -----------    -----------    -----------    ----------
Net Increase in Cash and Cash Equivalents      365,124         11,233         26,962          -
Cash and Cash Equivalents
  - beginning of year                           26,962           -              -             -
                                           -----------    -----------    -----------    ----------
Cash and Cash Equivalents - end of year    $   392,086    $    11,233    $    26,962    $     -
                                           ===========    ===========    ===========    ==========

Supplemental Cash Flow Information:
   Interest Paid                           $    21,961    $     1,873    $     3,059    $    6,524
                                           ===========    ===========    ===========    ==========
Non cash financing and investing
 activities:
   Equipment additions by capital lease    $      -       $      -       $      -       $   36,736
                                           ===========    ===========    ===========    ==========
   Settlement with preferred shareholders  $    26,382    $      -       $      -       $     -
                                           ===========    ===========    ===========    ==========

Issuance of common stock for acquisition                                 $   376,000    $   25,000
                                                                         ===========    ==========

Issuance of common stock for debt                                        $   220,000    $   10,800
                                                                         ===========    ==========
Equity securities acquired in exchange
 for preferred stock                                                     $   250,000    $     -
                                                                         ===========    ==========

Issuance of common stock for services                                    $    40,000    $     -
                                                                         ===========    ==========




See Notes to Consolidated Financial Statements.

                             ADPADS INCORPORATED
                                AND SUBSIDIARY
                    Notes to Consolidated Financial Statements
              (Information for March 31, 2002 and 2001 is unaudited)

1.   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     AdPads Incorporated and its subsidiaries (the "Company" or "AdPads") operate in various business segments. The Company was established in 1998 and is located in New Jersey. The Company initially provided print and internet marketing services to the retail, wholesale, manufacturing and service industries. The Company has been engaged in organizational activities and development and marketing of its print and internet services. AdPads has had limited revenues, and has operated at a loss since inception.

     On March 15, 2000, AdPads, LLC executed an Asset Purchase Agreement ("Agreement") with Regents Road, Ltd., ("Regents") an unrelated Colorado corporation. Regents is a publicly traded entity with nominal assets. Pursuant to the Agreement, Regents issued 16,000,000 shares (approximately 89%) of its post-Agreement outstanding common stock in exchange for the assets of AdPads, LLC. The members of AdPads, LLC became the controlling stockholders of Regents. The Agreement was treated as a recapitalization of AdPads, LLC for accounting purposes. The historical financial statements of Regents prior to the merger will no longer be reported, as AdPads, LLC's financial statements are now considered the financial statements of the ongoing entity. Regents changed its name to AdPads Incorporated on March 20, 2000.

     Under the terms of the Reorganization Agreement on March 18, 2000, AdPads Incorporated acquired all of the issued and outstanding common stock of Visual Presentation Systems, Inc., an unrelated Delaware Corporation ("Visual") which was an inactive company with nominal assets, in exchange for $150,000 in cash and the issuance of 250,000 shares of Adpads common stock. AdPads Incorporated was a non-reporting publicly traded company until the acquisition of Visual became effective.

     On December 6, 2001 the Company completed the acquisition of 100% of the outstanding common stock of Blue Flying Fish Inc., a Delaware Corporation ("BFFI"), in exchange for shares of the Company's common stock and Series A Convertible preferred stock. The Company issued a total of 18,800,000 shares of common stock and 4,783,333 of its Series A Convertible preferred stock to the shareholders of BFFI at the closing.

     BFFI is a diversified holding company which as of March 31, 2002 comprised of four operating divisions: Buhl Industries ("BUHL"); First American Mortgage Group ("FAMG"); BFFI Services ("BFFI Services"); and Blue Flying Fish Merchandising Group ("BFF Merchandising Group). With the exception of the recently formed BFFI Services and BFF Merchandising Group, the subsidiaries are existing businesses, acquired by management for their turnaround and/or growth potential.

     BFFI management focuses on key areas to implement change: sales and marketing, cash flow management, strategic planning/M&A, and the use of shared internet-based technology services to reduce costs, expand distribution and implement high quality Customer Relationship Management systems. Currently, BFFI's biggest subsidiary is Buhl. Established in 1953, Buhl is a manufacturer of projection and lighting technology and electrical sockets.

BFFI's second largest division is FAMG, which was started in June of 2001. It is a prime and sub-prime mortgage broker with offices in fives states. BFFI's other division is BFFI Services. Launched in September of 2001, it is a professional services consulting firm focusing upon outsourced management, technology strategy, system design, development, deployment and aggregation of best-of-breed Managed Service Producers relationships for clients and subsidiaries.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany transactions and balances have been eliminated.

     USE OF ESTIMATES - The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RESTRICTED CASH - At March 31, 2002 and December 31, 2001, cash in amount of $100,000 was restricted from use. This amount is held by the financing company as additional collateral and will remain with the financing company for the duration of the line-of-credit agreement (See Note 7 of Notes to Consolidated Financial Statements).

     INVESTMENTS - The Company classifies its investments at cost when ownership is less than 20%. Realized gains or losses from the sales of investments are based on the specific identification method.

     CONCENTRATION OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company grants credit based on an evaluation of the customer's financial condition, without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company controls its exposure to credit risk through credit approvals, credit limits and monitoring procedures and establishes allowances for anticipated losses.

     INVENTORIES - Inventories are stated at the lower of cost (first in, first out basis) or market.

     REVENUE RECOGNITION - Revenues from the lighting segment are recognized when goods are shipped and the title passes to the customer. Accrual for estimated returns and allowances are recorded at the time of shipment.

     Revenue from sale of advertising contracts is recognized ratably over the term of the contract (typically one year). Deferred revenue consists principally of the unearned portion of the advertising contract.

     Revenues from the design and development of Internet Web sites are recognized using the percentage of completion method. Unbilled receivables represent time and costs incurred on projects in progress in excess of amount billed and are recorded as assets. Amounts billed in excess of time and costs incurred are recorded as liabilities. To the extent costs incurred and anticipated costs to complete projects in progress exceed anticipated billings, a loss is recognized in the period such determination is made for the excess.

     Revenues from the Prime and Sub-Prime mortgage broker is recognized when the mortgage loans close.

     INTANGIBLES - Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets acquired in a business acquisition.

     Subsequent to January 1, 2002, the Company will evaluate the recoverability of goodwill by estimating the future discounted cash flows of the reporting units to which the goodwill relates. This evaluation will be made whenever events or changes in circumstances indicate the carrying amount may not be fully recoverable, but not less than annually. Estimated cash flows will be determined by disaggregating the Company's business segments into operational and organizational levels (reporting units) for which meaningful identifiable cash flows can be determined. When estimated future discounted cash flows are less than the carrying amount of the reporting unit, impairment loss will be charged to operations.

     In determining the estimated future cash flows, the Company will consider current and projected future levels of income as well as business trends, prospects, and market and economic conditions. Prior to December 31, 2001, the assessment of recoverability and measurement of impairment was based on undiscounted cash flows.

     DEPRECIATION - Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated primarily using straight-line method over their estimated useful lives.

     INCOME TAXES - The Company accounts for income taxes using an asset and liability approach under which deferred income taxes are recognized by applying enacted tax rates applicable to future years to the differences between the financial statement carrying amounts and the tax bases of reported assets and liabilities.

     The principal items giving rise to deferred taxes are the use of accelerated depreciation methods for plant and equipment and certain expenses which have been deducted for financial reporting purposes which are not currently deductible for income tax purposes and the future tax benefit of certain operating loss carryforward.

     EVALUATION OF LONG-LIVED ASSETS   Long-lived assets are assessed for
recoverability on an on-going basis. In evaluating the fair value and future benefits of long-lived assets, their carrying value would be reduced by the excess, if any, of the long-lived asset over management's estimate of the anticipated undiscounted future net cash flows of the related long-lived asset. As of March 31, 2002 and December 31, 2001, management has determined no impairment exists.

     PATENTS - The cost of patents acquired is being amortized on the straight-line basis over the remaining life of 17 years. Amortization expense charged to operations during the three months ended March 31, 2002 and the year ended December 31, 2001 was $2,010 and $2,500, respectively. At March 31, 2002 and December 31, 2001 net patent costs of $105,844 and $107,854 are included in intangible assets. The Company evaluated the recovery of its patent. Management believes that there is no impairment at this time.

     LOAN ACQUISITION COSTS - Professional fees and other expenses associated with the acquisition of the note payable are being amortized on the straight-line method over the three-year term of the note and are included in other assets. At March 31, 2002 and December 31, 2001 net loan acquisition costs of $37,360 and $42,500 are included intangible assets. Amortization expense charged to operations during the three months ended March 31, 2002 and the year ended December 31, 2001 was $5,141 and $667, respectively.

     EARNINGS (LOSS) PER SHARE - Basic earnings (loss) per share is based upon net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted average number of common shares and potential common shares outstanding during the year. Potential common shares relate to convertible securities which if exercised, would have a dilutive effect on earnings per share. During the years ended December 31, 2001 and 2000 and the three months ended March 31, 2002 and 2001, potential common shares were omitted from the calculation of loss per common share as the effect would have been antidilutive.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - For financial instruments, including cash, accounts receivable, accounts payable, accrued expenses and debt, it was assumed that the carrying amount approximated fair value because of the short maturities of such instruments.

     NEW FINANCIAL ACCOUNTING STANDARDS - On June 29, 2001, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets. " Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized, but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and also supercedes the accounting and reporting provisions of
APB Opinion No. 30, "Reporting the Results of Operations   Reporting the
Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Event and Transactions," for segments of a business to be disposed of. Among its many provisions, SFAS No. 144 retains the fundamental requirements of both previous standards, however, it resolves significant implementation issues related to FASB Statement No. 121 and broaden the separate presentation of discontinued operations in the income statement required by APB Opinion No. 30 to include a component of an entity (rather than a segment of a business). The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 with early application encouraged. The Company does not believe, based on current circumstances, the effect of adoption of SFAS No. 144 will be material.

     UNAUDITED QUARTERLY FINANCIAL INFORMATION - In the opinion of management, the Company's unaudited financial statements contain all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the Company's financial position and results of operations at such dates and for such periods.

2.   BASIS OF PRESENTATION

     As shown in the accompanying financial statements, the Company incurred a net loss of approximately $538,000 during the year ended December 31, 2001 and the Company has continued to incur losses for the three months ended March 31, 2002. As of March 31, 2002 its current liabilities exceeded its current assets by approximately $1,803,000. The Company is also not in compliance with certain debt covenants. These factors create an uncertainty about the Company's ability to continue as a going concern. Management of the Company is developing a plan to increase profitability through elimination of product lines which generate small gross profit percentages as well as developing improved processes of manufacturing products, including the use of subcontractors. Management has also raised $500,000 in equity capital during the first three months of 2002.

     The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3.   ACQUISITION

     On December 6, 2001 the Company completed the acquisition of 100% of the outstanding common stock of BFFI in exchange for shares of the Company's Common Stock and Series A Convertible Preferred Stock. The Company issued a total of 18,800,000 shares of Common Stock and 4,783,333 of its Series A Convertible Preferred Stock to the shareholders of BFFI. The transaction was accounted for using the purchase method of accounting and, accordingly, the results of operations of BFFI have been included in the Company's consolidated financial statements since the date of acquisition. The excess of the purchase price over net assets acquired is approximately $1.5 million. The Company will not amortize the goodwill, but will measure the impairment of goodwill in accordance with SFAS No. 142.

     The following unaudited pro forma summary results of operations assumes that the acquisition had been acquired as of January 1, 2000:

                              Three Months Ended        Year Ended
                                   March 31,           December 31,
                                     2002            2001        2000
                              ------------------   --------    --------
                             (Dollars in thousands except per share data)

Sales                             $ 957            $ 4,596     $ 5,549
Net (loss)                         (263)            (1,731)     (1,296)
(Loss) per share-diluted          $  -             $ (0.03)    $ (0.03)

     The information above is not necessarily indicative of the results of operations that would have occurred if the acquisition had been consummated as of January 1, 2000, nor should such information be construed as being a representation of the future results of operations of the Company.

4.   INVESTMENT

     At December 31, 2001 investments have a cost and estimated fair value of $250,000. The equity securities were acquired in exchange for 125,000 shares of the Company's Series B Convertible Preferred Stock. (See Note 10)

5.   INVENTORIES

                                          March 31        December 31,
                                            2002       2001         2000
                                         ---------   --------     --------

     Raw materials                       $ 369,420   $445,640      $  -
     Finished goods                        253,596    305,911       8,695
                                         ---------   --------      ------
                                         $ 623,016   $751,551      $8,695
                                         =========   ========      ======

6.   PROPERTY AND EQUIPMENT

                                          March 31        December 31,
                                            2002       2001         2000
                                         ---------   --------     --------

    Machinery and equipment              $731,258    $721,215     $109,225
    Office equipment                      109,655     109,655       34,024
    Furniture and fixtures                 21,932      21,932       24,258
    Transportation equipment                 -           -          19,908
    Leasehold improvements                 68,699      68,699         -
                                         --------    --------     --------
                                          931,544     921,501      187,415
    Less accumulated depreciation         138,163     107,938       72,790
                                         --------    --------     --------
    Property and equipment - net         $793,381    $813,563     $114,625
                                         ========    ========     ========

     Depreciation expense for the three months ended March 31, 2002 and 2001 and for the years ended December 31, 2001 and 2000 was $30,225, $11,538, $51,782 and $50,527, respectively.

7.   NOTE PAYABLE

     The Company's wholly owned subsidiary, Buhl, entered into a three-year revolving line of credit agreement with a financing company in March 2000, which is collateralized by substantially all of Buhl's corporate assets and is personally guaranteed by several stockholders. The revolving credit facility has an overall limitation of $2,775,000, not to exceed a defined combination of 75% of eligible accounts receivable plus 75% of the appraised liquidation value of finished goods inventory and 35% of the appraised liquidation value of machinery and equipment. Interest is charged at the prime rate plus 2.25% and is payable monthly. Additionally, Buhl is required to pay an administration fee of $750 per month, and facility fees of 3/4 of 1% of the line of credit payable at the closing date; and 1/2 of 1% of the line of credit payable on each anniversary of the closing date thereafter.

     The lender recategorized a portion of the line of credit as an equipment term loan. Details are included in the long-term debt footnote.

     The bank's prime rate at December 31, 2001 was 4.75%

     The note agreements contain requirements for maintaining certain levels of tangible net worth (as defined) and working capital.

8.   DEBT

     Short term debt consists of:


                                          March 31        December 31,
                                            2002       2001         2000
                                         ---------   --------     --------

Line of credit with a financing
 company (See Note 7 of Notes to
 Consolidated Financial Statements)      $559,328    $583,107     $   -

Note payable to unrelated party,
 interest at 12%, due December 31,
 2002                                     250,000        -            -

Notes payable to unrelated third
 parties interest at 8% due on
 demand                                   127,353     145,259         -
                                         --------    --------     --------
                                         $936,681    $728,366     $   -
                                         ========    ========     ========

Long term debt consists of:

                                          March 31        December 31,
                                            2002       2001         2000
                                         ---------   --------     --------

Note payable (equipment loan) to
 financing company through May 2005,
 payable at $6,250 per month plus
 interest at prime plus 2.25%
 collateralized, guaranteed, and
 subject to the same provisions as
 described in Note 7                     $184,784    $206,344     $   -

Capital lease payable to a financing
 company through September 2002,
 payable at $216 per month including
 interest at 13.5%, collateralized
 by specific equipment                        842       1,844         -

Note payable, collateralized by
 equipment, due in monthly install-
 ments through October 2004.  The
 note was transferred to a shareholder
 on December 6, 2001                          -          -          14,235

Capital leases                                -          -          53,417
                                         ---------   --------     --------
                                           185,626    208,188       67,652
Less:  Current Maturities                  185,626    208,188       15,273
                                         ---------   --------     --------
                                         $    -      $   -        $ 52,379
                                         =========   ========     ========

     At March 31, 2002 and December 31, 2001, the Company was not in compliance with debt covenants (See Note 7 of Notes to Consolidated Financial Statements), and accordingly, has classified approximately $115,000 and $133,000 of equipment loans as a current liability.

9.   INCOME TAXES

     No provision for income taxes has been made for the three months ended March 31, 2002 and the years ended December 31, 2001 and 2000.

     A reconciliation of taxes on income computed at the federal statutory rate to amounts provided is as follows:

                              Three Months Ended          Years Ended
                                  March 31,               December 31,
                              2002         2001         2001          2000
                            ---------    ---------    ----------   ----------
Tax provision (benefit)
 computed at the Federal
 statutory rate of 34%      $(71,000)    $(39,000)    $(183,000)   $(172,000)
Increase (decrease) in
 taxes resulting from:
Unused operating losses       71,000       39,000       183,000      172,000
                            --------     --------     ---------    ---------
                            $   -        $   -        $    -       $    -
                            ========     ========     =========    =========

     The types of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts that give rise to the deferred tax liability and deferred tax asset and their approximate tax effects are as follows:



                            March 31, 2002            December 31, 2001      December 31, 2000
                        -----------------------   -----------------------  ----------------------
                        Temporary                 Temporary                Temporary
                        Difference   Tax Effect   Difference   Tax Effect  Difference  Tax Effect
                        -----------  ----------   ----------   ----------  ----------  ----------
Deferred Tax Asset-
 Benefit of operating
 loss carryforward      $ 1,148,000   $ 459,000   $ 940,000    $ 376,000   $ 400,000    $ 160,000
 Valuation Allowance     (1,148,000)   (459,000)   (940,000)    (376,000)   (400,000)    (160,000)
                        -----------   ---------   ---------    ---------   ---------    ---------
                        $      -      $    -      $    -       $    -      $    -       $    -
                        ===========   =========   =========    =========   =========    =========

      The Company has a net operating loss ("NOL") carryforward of approximately $1,148,000 expiring in various years through 2017. The Company has reflected a valuation allowance in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes" (SFAS 109) as the realization of this deferred tax benefit is not more than likely.

     The Tax Reform Act of 1986 provided for a limitation on the life of NOL carryforwards, following certain ownership changes. As a result of transactions in the Company's common stock during the year ended December 31, 2001 a change in ownership of greater than 50%, as defined, has occurred. Under such circumstances, the potential benefits from utilization of tax carryforwards may be substantially limited or reduced on an annual basis.

10.  SHAREHOLDERS' EQUITY (DEFICIENCY)

     Common Stock

     a) During January 2001 the Company issued 500,000 shares of its common stock with a fair market value of $40,000 for marketing services.

     b) During May 2001 the Company sold 1,000,000 shares of its common stock for $50,000.

     c) On December 6, 2001, the Company issued 18,800,000 of its common stock in connection with its acquisition of BFFI. See Note 3 of Notes to Consolidated Financial Statements.

     d) In compliance with the condition to closing the transaction with BFFI, the Company converted $220,000 of outstanding debt into 4,400,000 restricted shares of the Company's common stock at a price of $.05 per share.

     Preferred Stock

     a) On December 6, 2001 the Company issued 4,783,333 shares of its Series A Convertible Preferred Stock in connection with its acquisition of BFFI. See
Note 3 of Notes to Consolidated Financial Statements.

     b) On December 6, 2001 the Company issued 10,000 shares of its Series A Convertible Preferred Stock as a finder's fee in connection with its acquisition of BFFI. See Note 3 of Notes to Consolidated Financial Statements.

     c) On December 15, 2001 the Company issued 125,000 shares of its Series B Convertible Preferred Stock in exchange for 3,000,000 shares of its common stock of Agence 21, Inc. See Note 4 of Notes to Consolidated Financial Statements.

     d) On March 1, 2002 the Company issued five shares of its Series C Convertible Preferred Stock and received proceeds of $500,000 from an unrelated accredited investor. Each share of Series C Convertible Stock is convertible into 2,000,000 common shares per $100,000 of investment.

     The Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock (the "Preferred Stock") are convertible into shares of the Company's Common Stock at the rate of one share of Preferred Stock for 120 shares and 400 shares, respectively of Common Stock. Each share of Series C Convertible Stock is convertible into 2,000,000 shares of common stock. The Company has less then 700,000 shares of authorized and unissued Common Stock and therefore, the Preferred Stock cannot be converted unless and until the number of authorized shares of Common Stock is increased significantly or unless there is a significant reverse split, both of which actions require shareholder approval. The Company intends to seek shareholder approval of a one for 40 reverse stock split as soon as the Company can prepare proxy materials and have them reviewed by the Securities and Exchange Commission. If and when the shareholders approve the one for forty reverse stock split, the holders of the Preferred Stock will be able to convert their shares of Preferred Stock into Common Stock on a three to one and ten to one shares of Common Stock for Preferred Series A and B, respectively.

11.  STOCKHOLDERS LOANS PAYABLE

     Notes payable to stockholders bear interest at various rates from 6.5% to 12% and mature on various dates through April 2005. Stockholder loans at March 31, 2002 and December 31, 2001 of $444,500 and $472,097, respectively, on the books of the Company's subsidiary, Buhl, subordinate to the financing company debt. (See Note 7 of Consolidated Financial Statements) Interest expense on the stockholders' loans payable was $15,245, $2,680, $24,116 and $12,859 for the three months ended March 31, 2002 and 2001 and the years ended December 31, 2001 and 2000, respectively.

12.  RELATED PARTY TRANSACTIONS

     a. A shareholder owns 10% of an entity engaged in the lampholder business in Europe. The Company had sales to the European entity totaling $23,907 for the year ended December 31, 2001. At December 31, 2001, accounts receivable includes $106,418 owed from the related party and accounts payable includes $748,532 owed to the related party.

     b. On December 6, 2001 shareholders converted $220,000 due them into 4,400,000 shares of the Company's common stock at a price of $.05 per share.

     c. On February 21, 2002, the Company loaned Agence 21, Inc., a related party, $120,000. The note bears interest at 14% and is due December 31, 2007. For the three months ended March 31, 2002 the Company recorded interest income of $1,800.

13.  SEGMENT INFORMATION

     The Company has five reportable business segments, the manufacturer of projection and lighting technology and electrical sockets, the point of purchase marketing group, IT services, the prime and sub-prime mortgage broker and print and internet marketing services.

     The manufacturer of projection and lighting technology and electrical sockets segment provides lighting products to distributors and end-users.

     The IT services segment is focused upon gathering requirements, designing, evaluating and contracting managed service relationships for client projects and company operating units.

     The point of purchase marketing group provides creative design services displays to a variety of consumer product companies. This group was just formed during March 2002, and the group had no revenues or expenses during the three months ended March 31, 2001.

     The prime and sub-prime mortgage broker segment originates residential mortgage loans directly through its own marketing efforts and also closes residential mortgage loans for other licensed mortgage brokers.

     The print and internet marketing segment provides services to the retail, wholesale, manufacturing and service industries.

     The Company evaluates performance and allocates resources based on segment revenues and segment operating income (loss). Segment operating income (loss) comprises income before unallocated selling, general and administrative expenses, other income, interest and income taxes.

     Management does not fully allocate selling, general and administrative expense, when making capital spending decisions, expense funding decisions or assessing segment performance. There were no intersegment sales or transfers between segments.

     The following is a summary of key financial data:

                                  Three Months Ended        Year Ended
                                      March 31,             December 31,
                                   2002        2001       2001       2000
                                ----------- ----------- --------   --------
                                (Unaudited) (Unaudited)
Revenue:
 Manufacturing of projection
  and lighting technologies
  and electrical sockets            $  736,745     $    -     $ 138,564   $    -
 IT services                            38,260          -          -           -
 Prime and Sub-prime mortgage
  broker                               541,748          -       197,089        -
 Print and internet marketing             -           26,031    180,804     126,605
                                    ----------     ---------  ---------   ---------
                                    $1,316,753     $  26,031  $ 516,457   $ 126,605
                                    ==========     =========  =========   =========
Operating (loss) income:
 Manufacturing of projection
  and lighting technologies
  and electrical sockets            $  (41,226)    $    -     $(209,812)  $    -
 Financial services                     37,917          -          -           -
 Prime and Sub-prime mortgage
  broker                                33,870          -        33,911        -
 Print and internet marketing                       (108,023)  (281,244)   (492,258)
 Unallocated selling, general
  and administrative expenses         (194,134)         -       (54,523)       -
 Other income                            4,053          -        10,301        -
 Interest expense                      (48,737)       (7,754)   (36,985)    (12,859)
                                    ----------     ---------  ---------   ---------
 Loss before provision for
  (benefit from) income taxes       $ (208,257)    $(115,777) $(538,352)  $(505,117)
                                    ==========     =========  =========   =========

     No single customer accounted for more than 10% of the Company's revenue in 2001 and 2000. All assets are located in the United States and all revenues for the year ended December 31, 2001 were in the United States except $23,907 were to Europe.

14.  COMMITMENTS AND CONTINGENCIES

     Leases

     The Company leases various facilities. Some of these leases require the Company to pay certain executory costs (such as insurance and maintenance).

     Future minimum lease payments for operating leases are approximately as follows:

              Year Ending December 31,
              ------------------------

                        2002                   $140,000
                        2003                    109,000
                        2004                    101,000
                        2005                     88,000
                        2006                      7,000
                                               --------
                                               $445,000
                                               ========

     Rental expense was approximately $49,800, $35,000 and $24,000 for the three months ended March 31, 2002 and the years ended December 31, 2001 and 2002, respectively.

15.  OTHER MATTERS

     On January 2, 2002, the Board of Directors approved the adoption of the Company's Incentive Stock Option Plan ("ISOP"). The Board of Directors will solicit shareholder approval for the ISOP, as required, at the earliest date that such approval may be solicited. As of the balance sheet date, shareholder approval has not been obtained.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS - DECEMBER 31, 2001

     The forward-looking statements included in Management's Discussion and Analysis of Financial Condition and Results of Operations, which reflect management's best judgment based on factors currently known, involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. You should not regard their inclusion as a representation by us that the objectives or plans will be achieved. Factors that might cause such a difference include, but are not limited to, competitive, technological, financial, and business challenges making it more difficult than expected to sell products and services. We may be unable to hire and retain our key sales, technical and management personnel; there may be other material adverse changes in our operations or business, and any or all of these factors may affect our ability to achieve our projected sales growth. Forward-looking information provided by AdPad pursuant to the safe harbor established by recent securities legislation should be evaluated in the context of these factors and the risk factors set forth in the Company's Form 10-KSB.

     OVERVIEW

     The following discussion should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere herein. The Company's results may be affected by various trends and factors, which are beyond the Company's control. These include factors discussed elsewhere herein.

CRITICAL ACCOUNTING POLICIES

     The Company's discussion and analysis of its financial condition and results of operations are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to product returns, bad debts, inventories, intangible assets, investments, income taxes and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results under different assumptions or conditions may differ from these estimates.

     The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

     The Company makes purchasing decisions principally based upon firm sales orders from customers, the availability and pricing of raw materials and projected customer requirements. Future events that could adversely affect these decisions and result in significant charges to the Company's operations include slow down in customer demand, customers delaying the issuance of sales orders to the Company, miscalculating customer requirements, technology changes which render the raw materials and finished goods obsolete, loss of customers and/or cancellation of sales orders. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon the aforementioned assumptions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

     The Company seeks sales and profit growth by expanding its existing customer base, developing new products and by pursuing strategic acquisitions that meet the Company's criteria relating to the market for the products; the Company's ability to efficiently manufacture the product; synergies that are created by the acquisition; and a purchase price that represents fair value. If the Company's evaluation of a target company misjudges its technology, estimated future sales and profitability levels, or inability to keep pace with the latest technology, these factors could impair the value of the investment, which could materially adversely affect the Company's profitability.

     The Company files income tax returns in every jurisdiction in which it has reason to believe it is subject to tax. Historically, the Company has been subject to examination by various taxing jurisdictions. To date, none of these examinations has resulted in any material additional tax. Nonetheless, any tax jurisdiction may contend that a filing position claimed by the Company regarding one or more of its transactions is contrary to that jurisdiction's laws or regulations.

     RESULTS OF OPERATIONS

     On December 6, 2001, the Company completed the acquisition of BFFI. The transaction was accounted for using the purchase method of accounting and, accordingly, the results of operations of BFFI have been included in the Company's consolidated financial statements since the date of acquisition. In the future the operations of the Company will primarily be that of BFFI. References to operations from 1999 to 2000 are therefore considered immaterial to the present Company operations.

     REVENUES

     Net revenues for the year ended December 31, 2001 increased to $516,457 from $126,605 for the year ended December 31, 2000. The Company attributes the 307.9% increase primarily to the inclusion of revenues from the Company's subsidiaries in connection with the acquisition of BFFI on December 6, 2001.

     COST OF SALES

     Cost of sales for the year ended December 31, 2001 increased to $454,340 from $24,792 for the year ended December 31, 2000. The Company attributes the increase primarily to the inclusion of cost of goods sold from the Company's subsidiaries in connection with the acquisition of BFFI on December 6, 2001.

     SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses for the year ended December 31, 2001 decreased to $573,785 from $594,071 for the year ended December 31, 2000. The Company attributes the decrease primarily to the efforts to cut expenses by reducing personnel and general administrative costs offset, in part, to the inclusion of selling, general and administrative expenses of its newly acquired subsidiary.

     LIQUIDITY AND CAPITAL RESOURCES

     The Company's need for funds has increased from period to period, as it has incurred expenses for among other things, research and development; marketing activities; operations; and, attempts to raise the necessary capital to expand the Company's capacity. The Company has funded these needs through private placements of its equity and advances from its shareholders. The Company has a line of credit with a financing company, but as of December 31, 2001 the Company was not in compliance with the debt covenants. In addition the Company's auditors' report for the year ended December 31, 2001 dated
May 1, 2002, expressed an opinion as to the Company continuing as a going concern. Management believes that cash flows from future operations combined with its ability to raise additional equity capital ($500,000 was raised during the first three months of 2002) will be sufficient to fund its operations for the near term. Such statements constitutes a Forward-Looking Statement. Factors which could cause the Company to require additional capital include, among other things, a softening in the demand for the Company's existing products, an inability to respond to customer demand for new products, potential acquisitions requiring substantial capital and net losses that could result in net cash being used in operating, investing and/or financing activities which result in net decreases in cash and cash equivalents. Net losses may preclude the Company from raising debt or equity financing.

     At December 31, 2001, the Company was obligated under non-cancelable operating leases as follows:

                      Year Ended
                     December 31,
                     ------------
                         2002             $140,000
                         2003              109,000
                         2004              101,000
                         2005               88,000
                         2006                7,000
                                          --------
                                          $445,000
                                          ========

     The Company's success is dependent on raising sufficient capital to support the growth of its newly acquired subsidiary and operating the subsidiary profitably by reducing costs and improving market acceptance of its products and services.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS - MARCH 31, 2002

     The forward-looking statements included in Management's Discussion and Analysis of Financial Condition and Results of Operations, which reflect management's best judgment based on factors currently known, involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. You should not regard their inclusion as a representation by us that the objectives or plans will be achieved. Factors that might cause such a difference include, but are not limited to, competitive, technological, financial, and business challenges making it more difficult than expected to sell products and services. We may be unable to hire and retain our key sales, technical and management personnel; there may be other material adverse changes in our operations or business, and any or all of these factors may affect our ability to achieve our projected sales growth. Forward-looking information provided by AdPad pursuant to the safe harbor established by recent securities legislation should be evaluated in the context of these factors. These include factors discussed elsewhere herein and in the Risk Factors section of our Form 10-KSB.

     OVERVIEW

     The following discussion should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere herein. The Company's results may be affected by various trends and factors, which are beyond the Company's control. These include factors discussed elsewhere herein and in the Risk Factors section of our Form 10-KSB.

CRITICAL ACCOUNTING POLICIES

     The Company's discussion and analysis of its financial condition and results of operations are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to product returns, bad debts, inventories, intangible assets, investments, income taxes and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results under different assumptions or conditions may differ from these estimates.

     The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

     The Company makes purchasing decisions principally based upon firm sales orders from customers, the availability and pricing of raw materials and projected customer requirements. Future events that could adversely affect these decisions and result in significant charges to the Company's operations include slow down in customer demand, customers delaying the issuance of sales orders to the Company, miscalculating customer requirements, technology changes which render the raw materials and finished goods obsolete, loss of customers and/or cancellation of sales orders. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon the aforementioned assumptions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

     The Company seeks sales and profit growth by expanding its existing customer base, developing new products and by pursuing strategic acquisitions that meet the Company's criteria relating to the market for the products; the Company's ability to efficiently manufacture the product; synergies that are created by the acquisition; and a purchase price that represents fair value. If the Company's evaluation of a target company misjudges its technology, estimated future sales and profitability levels, or inability to keep pace with the latest technology, these factors could impair the value of the investment, which could materially adversely affect the Company's profitability.

     The Company files income tax returns in every jurisdiction in which it has reason to believe it is subject to tax. Historically, the Company has been subject to examination by various taxing jurisdictions. To date, none of these examinations has resulted in any material additional tax. Nonetheless, any tax jurisdiction may contend that a filing position claimed by the Company regarding one or more of its transactions is contrary to that jurisdiction's laws or regulations.

RESULTS OF OPERATIONS

     On December 6, 2001, the Company completed the acquisition of BFFI. The transaction was accounted for using the purchase method of accounting and, accordingly, the results of operations of BFFI have been included in the Company's consolidated financial statements since the date of acquisition. In the future the operations of the Company will primarily be that of BFFI.

     REVENUES

     Net revenues for the three months ended March 31, 2002 increased to $1,316,753 from $26,031 for the three months ended March 31, 2001. The Company attributes the increase primarily to the inclusion of revenues from the Company's subsidiaries which were acquired in the acquisition of BFFI on December 6, 2001.

     COST OF SALES

     Cost of sales for the three months ended March 31, 2002 increased to $902,305 from $14,994 for the three months ended March 31, 2001. The Company attributes the increase primarily to the inclusion of cost of goods sold from the Company's subsidiaries which were acquired in the acquisition of BFFI on December 6, 2001.

     SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses for the three months ended March 31, 2002 increased to $578,021 from $119,060 for the three months ended March 31, 2001. The Company attributes the increase primarily to the inclusion of selling, general and administrative expenses of its newly acquired subsidiary.

     LIQUIDITY AND CAPITAL RESOURCES

     The Company's need for funds has increased from period to period, as it has incurred expenses for among other things, research and development; marketing activities; operations; and, attempts to raise the necessary capital to expand the Company's capacity. The Company has funded these needs through private placements of its equity and advances from its shareholders. The Company has a line of credit with a financing company, but as of March 31, 2002 the Company was not in compliance with the debt covenants. The Company is currently working with the lender on a work-out basis to correct the non-compliance issues. In addition the Company's auditors' report for the year ended December 31, 2001 dated May 1, 2002, expressed an opinion as to the Company continuing as a going concern. Management believes that cash flows from future operations combined with its ability to raise additional equity capital ($500,000 was raised during the first three months of 2002) will be sufficient to fund its operations for the near term. Such statements constitutes a Forward-Looking Statement. Factors which could cause the Company to require additional capital include, among other things, a softening in the demand for the Company's existing products, an inability to respond to customer demand for new products, potential acquisitions requiring substantial capital and net losses that could result in net cash being used in operating, investing and/or financing activities which result in net decreases in cash and cash equivalents. Net losses may preclude the Company from raising debt or equity financing.

     In February 2002, the Company established a point of purchasing marketing division, Blue Flying Fish Merchandising Group, for the purpose of finding and acquiring management and companies with successful track record in Specialty Media industry, specifically Point-of-Purchase Display and In-Store Marketing.

INTRODUCTION TO UNAUDITED PRO FORMA COMBINED AND CONDENSED FINANCIAL DATA

     The Unaudited Pro Forma Combined Statement of Operations for the years ended December 31, 2000 and December 31, 2001 (the "Pro Forma Statements of Operations") have been prepared to reflect the purchase of BFFI by the Company as of the beginning of the periods presented in the Pro Forma Statements of Operations. The Pro Forma Statement of Operations for the year ended December 31, 2000 combines the Company's twelve months Statement of Operations ended December 31, 2000 and BFFI's only operating subsidiary during 2000, Buhl Industries Inc. and Subsidiary's Statement of Operations for the twelve months ended December 31, 2000. The Pro Forma Financial Statements do not reflect any anticipated costs savings or any synergies that are anticipated to result from the BFFI acquisition. There can be no assurance that any such cost savings or synergies will occur. The pro forma financial statements do not purport to be indicative of the results of operations or financial position of the Company that would have actually been obtained had such transactions been completed as of the assumed dates and for the period presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma financial statements should be read in conjunction with the separate historical consolidated financial statements of Adpads and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Adpad's Form 10-KSB for the year ended December 31, 2000 previously filed with the Securities and Exchange Commission and the May 31, 2001 historical financial statements of BFFI's operating subsidiary, Buhl Industries Inc and Subsidiary, and the notes thereto included elsewhere herein.

     A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying Pro Forma Financial Statements based on currently available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. These pro forma adjustments represent the Company's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable. Consequently, the amounts reflected in the Pro Forma Financial Statements are subject to change, and the final amounts may differ substantially.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS




                                    AdPad       Buhl Industries                   Pro Forma
                                  Year Ended      Year Ended                       Combined
                                 December 31,     December 31,     Pro Forma     Statement of
                                    2000             2000         Adjustments     Operations
                                 ------------   ---------------   ------------   ------------
                                           Historical

Net sales                        $   126,605       $ 5,421,956       $  -        $ 5,548,561
                                 -----------       -----------                   -----------
Costs and expenses:
   Cost of sales                      38,086         4,744,632                     4,782,718
   Selling, general and
    administrative                   585,287         1,232,225                     1,817,512
   Interest expense                   12,859           238,997                       251,856
                                 -----------       -----------                   -----------
                                     636,232         6,215,854                     6,852,086
                                 -----------       -----------                   -----------

Loss from operations                (509,627)         (793,898)                   (1,303,525)

Other income                           4,510             2,979                         7,489
                                 -----------       -----------                   -----------
Loss before income taxes            (505,117)         (790,919)                   (1,296,036)

Income tax provision                    -                 -                             -
                                 -----------       -----------                   -----------
Net loss                         $  (505,117)      $  (790,919)                  $(1,296,036)
                                 ===========       ===========                   ===========

Loss per common share-
   basic and diluted             $     (0.02)                                    $     (0.03)
                                 ===========                                     ===========

Weighted average number of
   common shares outstanding-
   basic and diluted              22,896,351                                      46,096,351
                                 ===========                                     ===========














See Notes to Unaudited Pro Forma Combined Statements of Operations.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  Historical


                                    AdPad       Buhl Industries                   Pro Forma
                                  Year Ended      Year Ended                       Combined
                                 December 31,     December 31,     Pro Forma     Statement of
                                    2001             2001         Adjustments     Operations
                                 ------------   ---------------   ------------   ------------
                                           Historical
Net sales                        $   180,804       $ 4,415,010        $   -      $ 4,595,814
                                 -----------       -----------                   -----------
Costs and expenses:
   Cost of sales                      53,096         3,715,185                     3,768,281
   Selling, general and
    administrative                   408,952         1,937,412                     2,346,364
   Interest expense                   24,383           199,220                       223,603
                                 -----------       -----------                   -----------
                                     486,431         5,851,817                     6,338,248
                                 -----------       -----------                   -----------

Loss from operations                (305,627)       (1,436,807)                   (1,742,434)

Other income                           9,000             2,020                        11,020
                                 -----------       -----------                   -----------
Loss before income taxes            (296,627)       (1,434,787)                   (1,731,414)

Income tax provision                    -                 -                             -
                                 -----------       -----------                   -----------
Net loss                         $  (296,627)      $(1,434,787)                  $(1,731,414)
                                 ===========       ===========                   ===========
Loss per common share-
   basic and diluted             $    (0.01)                                     $     (0.03)
                                 ===========                                     ===========

Weighted average number of
   common shares outstanding-
   basic and diluted              25,239,826                                      48,439,826
                                 ===========                                     ===========

















See Notes to Unaudited Pro Forma Consolidated Statements of Operations.

       NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

(a) For purposes of the Pro Forma Statement of Operations for the year ended December 31, 2000, the BFFI Statement of Operations for the year ended December 31, 2000 were combined with Adpad's historical Statement of Operations for the year ended December 31, 2000.

    The acquisition was accounted for using the purchase method of account-ing. Under purchase accounting, the total purchase price will be allocated to all of the tangible and intangible assets and related liabilities, if any, of BFFI based upon their respective fair values as of the closing date. The allocations will be based on valuations and other studies, which are not yet finalized. The actual allocation of purchase price and the resulting effect on net loss may differ significantly from the pro forma amounts included herein.

    On June 29, 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Intangible Assets. Major provisions of these Statements are as follows: all business combinations initiated after June 30, 2001 must use the purchase method of accounting; the pooling of interest method of accounting is prohibited; goodwill and intangible assets with indefinite lives are not amortized but are tested for impairment annually, except in certain circumstances, and whenever there is an impairment indicator; all acquired goodwill must be assigned to reporting units for purposes of impairment testing; effective January 1, 2002, goodwill will no longer be subject to amortization.

    The Proforma Statement of Operations reflect no amortization of acquired goodwill.